SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 31, 2008

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

The information set forth in Item 5.02 below is incorporated by reference herein.

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2008, the Board of Directors of the registrant, upon the recommendation of the nominating and governance committee, determined the slate of nominees for consideration of the stockholders at the registrant’s annual meeting of stockholders scheduled for March 19, 2008.  The slate of nominees includes current directors, Garry Rogerson, John Ambroseo, John Hart, Larry Tomlinson and Sandeep Vij, as well as new nominees Susan James and Clifford Press.

Susan M. James.  Ms. James originally joined Ernst & Young in 1975, becoming a partner in 1987 and since June 2006, has been a consultant to Ernst & Young.  During her tenure with Ernst & Young, she has been the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and the Hewlett-Packard Corporation, and for the Ernst & Young North America Global Account Network.  She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006.  She is a certified public accountant and a member of the American Institute of Certified Public Accountants.  Ms. James also serves on the Board of Directors of the Tri-Valley Animal Rescue, a non-profit that is dedicated to providing homes for homeless pets.  Ms. James received a B.S. degree from Hunter College and a B.S. degree from San Jose State.

Upon her election, it is the intention of the Board of Directors to appoint Ms. James to the Audit Committee and the Nominating and Governance Committee.

Clifford Press has been a managing member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005.  Prior to 1986 he was employed as an investment banker at Morgan Stanley & Co., Incorporated. From 1986 to March 2005, Mr. Press was a General Partner of Hyde Park Holdings, Inc., a private equity investment firm (“HPH”).  High Voltage Engineering Corporation, an industrial holding concern and a portfolio company of HPH, of which Mr. Press had been an officer and a director from 1989 to August 2004, filed petitions under Chapter 11 of the United States Bankruptcy Code in March 2004 and February 2005.  Since 2001, he has been a director of GM Network Ltd., a private holding company providing Internet-based digital currency services. Mr. Press received his MA degree from Oxford University and an MBA degree from Harvard Business School.

On January 31, 2008, the registrant entered into an agreement with Oliver Press Partners, LLP and certain of its affiliates (“OPP”), which is attached hereto as Exhibit 10.1 (the “OPP Letter Agreement”).  The agreement provides that the Board of Directors of the registrant will include Clifford Press in the slate of directors for the upcoming 2008 annual meeting and that the signatories of the agreement will not seek to call a special meeting or other actions relating to the election of directors for one year.  In addition, Mr. Press agreed to submit his resignation as a director if OPP ceases to hold at least 50% of the common stock of the registrant that OPP and its affiliates currently hold as a group. The settlement agreement includes certain standstill restrictions that commenced upon the execution of the settlement agreement and will expire on the first anniversary of our 2008 annual meeting if Mr. Press is elected to our board of directors at the 2008 annual meeting, or at the final adjournment of the 2008 annual meeting of stockholders if Mr. Press is not elected at the registrant’s 2008 annual meeting.  Under the terms of the standstill restrictions, neither OPP nor any of its affiliates may, among other things, (i) submit or encourage any other person or group to nominate directors for election to the registrant's board of directors, (ii) submit any stockholder proposals, (iii) call an annual or special meeting of stockholders, (iv) solicit proxies from stockholders of the registrant, (v) change the composition of the board of directors. The standstill restrictions contain certain exceptions that, among other things, permit OPP to seek to change the composition of the Board of Directors of the registrant at the 2009 annual meeting by submitting nominees for election and to solicit proxies in favor of such nominees for the 2009 annual meeting. In addition, during the effective period of the standstill restrictions described above, OPP has agreed that it will cause any shares of registrant’s common stock that it owns to be voted in accordance with the recommendation of the registrant’s board of directors if Mr. Press has approved and joined in any such recommendation.

The foregoing description is qualified in its entirety to the OPP Letter Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. OPP is, at the time of filing, the registrant’s largest single stockholder.

Except for the OPP Letter Agreement, there is no arrangement or understanding between either Ms. James or Mr. Press and any other person pursuant to which either of them were nominated to the Board.  Except for compensation as directors and the OPP Letter Agreement, solely as to Mr. Press, neither Ms. James nor Mr. Press have engaged in or are otherwise connected to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

ITEM 9.01                                  Financial Statements and Exhibits

(d)     EXHIBITS:

Exhibit No.	Description
10.1	Letter Agreement, dated January 31, 2008, between Coherent, Inc. and Oliver Press Partners, LLC, Oliver Press Investors, LLC, Augustus K. Oliver and Clifford Press

99.1	Press Release dated February 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: February 5, 2008
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated January 31, 2008, between Coherent, Inc. and Oliver Press Partners, LLC, Oliver Press Investors, LLC, Augustus K. Oliver and Clifford Press

99.1	Press Release dated February 5, 2008